Eagle Bulk Shipping Inc. Completes $265 million Refinancing
Management to Host Conference Call

STAMFORD, Conn., December 11, 2017 – Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (collectively with its subsidiaries, the “Company” or “Eagle Bulk”) announced today that the Company, through its wholly-owned subsidiaries, Eagle Bulk Shipco LLC (“Eagle Shipco”) and Eagle Shipping LLC (“Eagle Shipping”) has entered into a series of refinancing transactions, including the repayment in full of Eagle Shipping’s outstanding first and second lien credit facilities, each dated as of March 30, 2016 (the “Prior Credit Facilities”). As a result of these transactions, the Company has extended the maturities of the outstanding debt of its subsidiaries through 2022 and achieved additional financial flexibility with respect to its free cash flow.

Specific benefits associated with the refinancing transactions include the following:

•	Extension of tenor on all outstanding debt through 2022

•	Payoff of the PIK note bearing a cost of approximately 15%

•	Reduction of annual interest expense by approximately $2.6 million

•	Elimination of exposure to rising interest rates on approximately 60% of Company’s debt

•	Facilitates the potential payment of dividends and alternate uses of cash flow, including fleet expansion

Gary Vogel, Eagle Bulk's CEO, commented, "The successful refinancing of our balance sheet on favorable terms is a strong endorsement by our lenders and the capital markets of the Company’s business model and validates the actions that we have taken over the last two years to reposition Eagle Bulk as the leading active owner-operator of Supramax/Ultramax vessels. Through this process, we have also created the financial flexibility to pursue accretive opportunities and explore other ways to return value to our shareholders.

Frank De Costanzo, Eagle Bulk’s CFO, said, “These refinancing transactions include immediate benefits, including a reduction in our cost of capital, the removal of an expensive note bearing an interest rate of approximately 15%, and the elimination of any near-term refinancing risk while simultaneously reducing our exposure to rising interest rates. We are pleased to have completed this refinancing and are grateful to our lenders for their ongoing support.”

Each of the financial transactions, which are described further below, closed on December 8, 2017.

The net proceeds of $195 million from a previously announced offering by Eagle Shipco of senior secured bonds with a coupon of 8.25% due November 28, 2022 (the “Bonds”) were distributed to the Company upon the satisfaction of certain conditions precedent.

Eagle Shipping entered into a $65 million credit agreement (the “Credit Agreement”) consisting of (i) a term loan facility in an aggregate principal amount of up to $60 million and (ii) a revolving credit facility in an aggregate principal amount of up to $5 million. Outstanding borrowings under the Credit Agreement bear an interest of LIBOR plus 3.50% per annum. The Credit Agreement matures on the earlier of (i) five years from the initial borrowing date under the Credit Agreement and (ii) December 8, 2022.

The net proceeds from the Bonds, the Credit Agreement (including the drawdown by Eagle Shipping of the $5 million revolving credit facility), and cash on hand were used to repay in full the amounts outstanding (including accrued interest) under the Prior Credit Facilities.

Eagle Shipco entered into a revolving credit facility in an aggregate amount of up to $15 million (the “Super Senior Facility”). The Super Senior Facility matures on the earlier of (i) December 8, 2022 and (ii) three months prior to the final maturity of the Bonds. Outstanding borrowings under the Super Senior Facility will bear an interest of LIBOR plus 2.00% per annum. The Super Senior Facility is currently undrawn.

Members of the Company’s senior management team will host a teleconference and webcast at 9:00 a.m. ET on Tuesday, December 12, to discuss the transactions described above.

To participate in the teleconference, investors and analysts are invited to call +1 844-282-4411 in the U.S., or +1 512-900-2336 outside of the U.S., and reference participant code 4864719. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 12:00 PM ET on December 12, 2017 until 12:00 PM ET on December 21, 2017. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 4864719.

About Eagle Bulk Shipping
Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax/Ultramax vessels, which are constructed with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements
Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact
Jonathan Morgan or Alex Hinson
Perry Street Communications
212-741-0014
eagle@perryst.com